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                                                                    Exhibit 99.1



Contact:
Carney Duntsch                                             Jonathan M. Nugent
GTx, Inc.                                                  Kathy L. Jones, Ph.D
Manager, Communications                                    Burns McClellan, Inc.
901-523-9700 170                                           212-213-0006


             GTX, INC. REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS


MEMPHIS, Tenn - April 19, 2004--GTx, Inc. (Nasdaq: GTXI), a biopharmaceutical company dedicated to the development and commercialization of therapeutic products for men's health, today reported financial results for the first quarter ended March 31, 2004. The total net loss for the quarter was $5.8 million, compared with a net loss of $2.8 million for the same period in 2003.


Research and development expenses increased 105% to $4.3 million for the first quarter of 2004 from $2.1 million for the first quarter of 2003. This increase was mainly attributable to planned expenditures related to the pivotal Phase III clinical trial of ACAPODENE(TM) (Toremifene Citrate) tablets for the treatment of side effects of androgen deprivation therapy, expenses related to the Phase IIb clinical trial of ACAPODENE(TM) for reduction of prostate cancer in men with PIN, continued clinical development of andarine, and continued preclinical development of other product candidates in the company's Selective Androgen Receptor Modulator (SARM) program. General and administrative expenses increased 162% during the quarter to $1.6 million from $610,000 for the first quarter of 2003, primarily as a result of increases in personnel and insurance costs, as well as increased professional fees resulting from reporting obligations applicable to public companies.


On February 6, 2004, GTx completed an initial public offering (IPO) of 5.4 million shares of common stock at a price of $14.50 per share resulting in net proceeds of approximately $70 million. Concurrent with the IPO, all outstanding shares of preferred stock and accrued dividends were converted into 11,521,075 shares of common stock. At March 31, 2004, GTx had outstanding 24,656,923 shares of common stock.


During the first quarter of 2004, GTx recognized $52,000 of revenue from amortization of the upfront license fee received from its collaboration and license agreement with Ortho Biotech Products L. P., a subsidiary of Johnson & Johnson. At March 31, 2004, GTx had cash and cash equivalents of approximately $80.6 million.


Corporate Highlights

On March 17, 2004, GTx announced that it had entered into a joint collaboration and license agreement with Ortho Biotech Products L.P., a subsidiary of Johnson & Johnson, for andarine, GTx's most advanced SARM compound, and specified backup SARM compounds. Under the terms of the agreement, GTx received an upfront licensing fee and will receive reimbursement of expenses in the aggregate of approximately $6.7 million. Additionally, GTx will receive licensing fees and milestone payments up to $82 million for andarine and up to $45 million for each additional specified backup compound achieving specific clinical development decisions or obtaining regulatory approvals. Johnson & Johnson Pharmaceutical Research and Development will be responsible for further clinical development and expenses for collaboration compounds, and Ortho Biotech will be responsible for all commercialization activities and expenses. We anticipate initiating the Phase II for andarine in 2004.

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Pending FDA approval of andarine, Ortho Biotech will be exclusively responsible for worldwide marketing. Under the agreement, GTx has the option to co-promote andarine and other specified backup compounds to urologists in the U.S. for uses related to men's health. GTx will receive up to double digit royalties on all sales, as well as additional royalty payments in excess of 20% on all co-promoted sales to urologists in the U.S.


"This agreement combines GTx's expertise in SARMs and men's health with the world class research and marketing capabilities of Ortho Biotech. We believe that andarine could become the first product in this new class of drugs," said Mitchell Steiner. M.D., F.A.C.S., Vice-Chairman and CEO of GTx.


GTx continues to make progress in other clinical programs including its most advanced Selective Estrogen Receptor Modulator (SERM) compound, ACAPODENE(TM). ACAPODENE(TM) is being studied in two indications: (i) the reduction of incidence of prostate cancer in men with high grade PIN (Prostatic Intraepithelial Neoplasia) and (ii) the treatment of side effects of androgen deprivation therapy for those with advanced prostate cancer.


Conference Call

There will be a conference call today at 10:30 a.m. Eastern Time to discuss GTx's first quarter financial results and to provide a company update. If you would like to participate in the call, please dial 800-915-4836 from the United States or Canada or 973-317-5319 from outside North America. A playback of the call will be available today from approximately 12:00 p.m. Eastern Time through April 26, 2004 and may be accessed by dialing 800-428-6051 from the United States or Canada or 973-709-2089 from outside North America. The rebroadcast code is 349402.


About GTx, Inc.

GTx is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics primarily related to the treatment of serious men's health conditions. GTx's drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens. GTx currently has two product candidates that are in human clinical trials. GTx is currently conducting clinical trials on ACAPODENE(TM), its most advanced product candidate, for two separate indications: (i) a Phase IIb clinical trial to assess the effect of toremifene in the reduction in the incidence of prostate cancer in men with precancerous prostate lesions and (ii) a pivotal Phase III clinical trial to assess the effect of toremifene in the treatment of serious side effects of advanced prostate cancer therapy. GTx is developing its second product candidate, andarine, and other specified backup compounds, with Ortho Biotech. GTx retains all rights to the discovery, development, and commercialization of the rest of its SARM program including its other specific product candidates ostarine, prostarine and andromustine.


Forward-Looking Statements:

This press release contains forward-looking statements, including without limitation statements related to our current and anticipated clinical trials and the matters discussed in the "Corporate Highlights" section. These forward-looking statements are based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties. GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that GTx will need substantial additional funding and may be unable to raise capital when needed; neither GTx nor its partner will be able to commercialize GTx's product candidates if its preclinical studies do not produce successful results or its clinical trials do not demonstrate safety and efficacy in humans; if third parties do not manufacture GTx's product candidates in sufficient quantities and at an acceptable cost, clinical development and commercialization of its product candidates would be delayed; use of third-party manufacturers may increase the risk that GTx will not have adequate supplies of its product candidates; if third parties on whom GTx relies do not perform as contractually required or expected, GTx may not be able to obtain regulatory approval for or commercialize its product candidates; GTx is currently and expects to continue to be dependent upon collaborative arrangements to complete the development and commercialization of some of its product candidates, and these collaborative arrangements may place the development of its product candidates outside its control, may require it to relinquish important rights or may otherwise be on terms unfavorable to GTx; and if GTx is not able to obtain required regulatory approvals, GTx will not be able to commercialize its product candidates. The annual report filed on Form 10-K with the U.S. Securities and Exchange Commission on March 26, 2004 contains under the heading "Additional Factors That Might Affect Future Results" a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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                                    GTX, INC.


                       CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                           THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                      ----------------------------------
                                                                           2004                  2003
                                                                      ------------          ------------
Revenue                                                               $         52          $         --
Operating expenses:
   Research and development                                                  4,336                 2,113
   General and administrative                                                1,600                   610
   Depreciation                                                                 87                    87
                                                                      ------------          ------------
Total operating expenses                                                     6,023                 2,810
                                                                      ------------          ------------
Loss from operations                                                        (5,971)               (2,810)
Interest income                                                                150                    29
                                                                      ------------          ------------
Net loss                                                                    (5,821)               (2,781)
Accrued preferred stock dividends                                             (455)                 (683)
Adjustments to preferred stock redemption value                             17,125(1)                (73)
                                                                      ------------          ------------
Net income (loss) attributable to common stockholders                 $     10,849          $     (3,537)
                                                                      ============          ============
Net income (loss) per share attributable to common stockholders:
   Basic                                                              $       0.60          $      (0.46)
                                                                      ============          ============
   Diluted                                                            $      (0.26)(2)      $      (0.46)
                                                                      ============          ============
Weighted average shares used in computing net loss per share attributable to common stockholders:
   Basic                                                                17,962,871(3)          7,734,998
                                                                      ============          ============
   Diluted                                                              22,520,659(2)          7,734,998
                                                                      ============          ============


(1) The adjustments to preferred stock redemption value, for the three months ended March 31, 2004, represents the adjustment of the preferred stock carrying value to reflect the redemption value (fair value) on the date that all preferred stock and accrued dividends thereon were converted to common stock effective upon the closing of the Company's initial public offering on February 6, 2004.


(2) Diluted net loss per share for the quarter ended March 31, 2004 is calculated as if the conversion of all preferred stock, and accrued dividends thereon, into shares of common stock occurred on January 1, 2004. As a result, diluted net loss per share attributable to common stockholders for the quarter ended March 31, 2004 does not include accrued preferred stock dividends or the adjustments to preferred stock redemption value discussed in Footnote 1. In addition, the weighted average shares used in computing diluted net loss per share for the quarter included an additional 11,456,905 shares to reflect the assumed conversion of preferred stock, and accrued dividends thereon, into common stock and 3,263,736 shares to reflect the weighted average effect during the quarter of 5.4 million shares issued in the IPO.


(3) The weighted average shares used in computing basic net income per share for the quarter ended March 31, 2004 include 3,263,736 shares, which represent the weighted average effect during the quarter of the issuance of 5.4 million shares of common stock in the IPO, and 6,963,287 shares, which represent the weighted average effect during the quarter of the issuance of 11,521,075 shares for the conversion of all preferred stock, and accrued dividends thereon, into common stock at the closing of the IPO. At March 31, 2004, the Company had outstanding 24,656,923 shares of common stock.

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                                    GTX, INC.


                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                             MARCH 31,        DECEMBER 31,
                                                                2004             2003
                                                             ---------         ---------
                                                            (UNAUDITED)
ASSETS
   Cash and cash equivalents                                 $  80,620         $  14,769
   Other current assets                                          7,903               255
                                                             ---------         ---------
       Total current assets                                     88,523            15,024
   Property and equipment, net                                     799               815
   Deferred initial public offering costs                           --             1,471
                                                             ---------         ---------
       Total assets                                          $  89,322         $  17,310
                                                             =========         =========

LIABILITIES, CUMULATIVE CONVERTIBLE REDEEMABLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
   Current liabilities                                       $   4,169         $   2,249
   Deferred revenue                                              5,298                --
   Cumulative convertible redeemable preferred stock                --(1)        165,292
   Total stockholders' equity (deficit)                         79,855(1)       (150,231)
                                                             ---------         ---------
   Total liabilities and stockholders' equity (deficit)      $  89,322         $  17,310
                                                             =========         =========


(1) March 31, 2004 balances reflect the conversion of all outstanding shares of preferred stock, and accrued dividends thereon, into common stock and the proceeds on the Company's initial public offering which closed February 6, 2004.


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